EXHIBIT 99.1

NYFIX, INC. ANNOUNCES COMPLETION OF $75 MILLION WARBURG PINCUS INVESTMENT

Cary Davis, William H. Janeway and P. Howard Edelstein Join Board of Directors

New York - October 13, 2006 - NYFIX Inc. (Pink Sheets: NYFX), a leader in technology solutions for the financial marketplace, today announced the completion of its sale of $75 million of convertible preferred stock to leading, global private equity firm Warburg Pincus. The sale was previously announced on September 5, 2006. NYFIX intends to use the net proceeds from the investment, after deducting transaction-related expenses, for general corporate purposes and business development activities.

Upon completion of the sale yesterday, Cary Davis, a Warburg Pincus Managing Director, William H. Janeway, Vice Chairman at Warburg Pincus, and P. Howard Edelstein, CEO of NYFIX, have joined the NYFIX Board of Directors.

Cary Davis joined Warburg Pincus in 1994 and is responsible for investments in the financial technology and software sectors. Mr. Davis joined Warburg Pincus from Dell Computer and before that was a consultant at McKinsey & Co. Mr. Davis is a director of Cassatt, GlobalSpec, Pi Corporation, Secure Computing, TradeCard and Wall Street Systems. He received a B.A. in economics from Yale University and an M.B.A. from Harvard Business School.

William H. Janeway joined Warburg Pincus in 1988. Prior to this he was Executive Vice President and Director at Eberstadt Fleming. Dr. Janeway is a director of BEA Systems, Manugistics, O’Reilly Media, Nuance Communications and Wall Street Systems. He received his doctorate in economics from Cambridge University where he was a Marshall Scholar.

As previously announced, P. Howard Edelstein joined the Company as CEO on September 5, 2006. Before this, Mr. Edelstein served as an entrepreneur-in-residence with Warburg Pincus since last March, and prior to that as President and CEO of Radianz. He also has held senior positions at firms such as Thomson Financial ESG, Dow Jones Telerate and Knight-Ridder.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

About Warburg Pincus

Warburg Pincus has been a leading private equity investor since 1971. Throughout its 40-year history in private equity, Warburg Pincus has invested at all stages of a company's life cycle, from founding start-ups and providing growth capital to leading restructurings, recapitalizations and buy-outs. The firm currently has approximately $13 billion under management and invests in a range of sectors including financial services, technology, media, telecommunications, healthcare, LBOs and special situations, energy and real estate. Warburg Pincus has raised 11 private equity investment funds which have invested more than $23 billion in approximately 550 companies in 30 countries. Currently the firm is investing from an $8 billion fund which closed in August 2005. An experienced partner to entrepreneurs seeking to create and build durable companies with sustainable value, Warburg Pincus has offices in North America, Europe and Asia and an active portfolio of more than 100 companies.  For more information, please visit www.warburgpincus.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products, adjustments to consideration received for the sale of NYFIX Overseas, additional consideration received for the sale of NYFIX Overseas and indemnification obligations associated with the sale of NYFIX Overseas. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

CONTACT:

For NYFIX: Investors : Don Duffy or Brian Prenoveau, of Integrated Corporate Relations; +1-203-682-8200, investors@nyfix.com; Media - Florencia Panizza, Intermarket Communications; +1-212-754-5610; florencia@intermarket.com.

For Warburg Pincus: Chuck Dohrenwend of The Abernathy MacGregor Group; +1-212-371-5999, cod@abmac.com

SOURCE: NYFIX, Inc.

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